EXHIBIT 3

New York Stock Exchange Listing Requirements

Minimum Quantitative Standards	Requirements

Shareholders [1]
Round-lot holders (holders of a unit of trading — generally 100 shares)
or
Total shareholders together with
Average monthly trading volume (for the most recent six months)
or
Total shareholders together with
Average monthly trading volume (for the most recent twelve months)

2,000 2,200 100,000 shares 500 1,000,000 shares
Public Shares [2]	1,100,000
Market Value of Public Shares Or Equity [3]	60,000,000 (IPO’s and Spin-offs) 100,000,000 (all others) 60,000,000 (IPO’s and Spin-offs) 100,000,000 (all others)
Demonstrated earning power over three most recent fiscal years:

Most recent year
Each of the 2 preceding years
Or
Aggregate for the last three years
Minimum in the most recent year
(all of the preceding must be profitable)
Or
For companies with not less than $500 million in
market capitalization and $200 million in
revenues in the most recent 12 months:
Aggregate for the last three years
(each year must be a positive amount)
Or
For companies with not less than $1 billion in total
worldwide market capitalization and not less than
$100 million in re venues in the most recent fiscal year,
there are no additional financial requirements.
Pre-tax earnings [4] Pre-tax earnings Pre-tax earnings Pre-tax earnings Adjusted Cash Flow [5]	$2,500,000 $2,000,000 $6,500,000 $4,500,000 $25,000,000

1 The number of beneficial holders of stock held in street name will be considered in addition to the holders of record.
2 In connection with initial public offerings, the NYSE will accept an undertaking from the company’s underwriter to ensure the offering will meet NYSE standards.
3 While greater emphasis is placed on market value, an alternate measure is equity for certain issuers whose market value of public shares is no more than 10 percent below $60 million or $100 million, as applicable.
4 Earnings from continuing operations and after minority interest and equity in the earnings or losses of investees as adjusted.
5 See NYSE manual for adjustments.

Source: NYSE